UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                 Amendment No. 5

                       PLAY BY PLAY TOYS & NOVELTIES, INC.
                                (Name of Issuer)

                                  COMMON STOCK
                              (Title of Securities)

                                   72811K 10 3
                                 (CUSIP Number)


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|   1  |   NAMES OF REPORTING PERSONS (entities only)
|      |   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
|      |
|      |   Arturo G. Torres
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|   2  |   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)[ ]
|      |                                                          (b)[ ]
|      |
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|   3  |   SEC USE ONLY
|      |
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|   4  |   CITIZENSHIP OR PLACE OF ORGANIZATION
|      |
|      |   U.S.A.
--------------------------------------------------------------------------------
                       | 5 | SOLE VOTING POWER
    NUMBER OF          |   |                          1,842,990
     SHARES            ---------------------------------------------------------
  BENEFICIALLY         | 6 | SHARED VOTING POWER
    OWNED BY           |   |                             -0-
      EACH             ---------------------------------------------------------
    REPORTING          | 7 | SOLE DISPOSITIVE POWER
     PERSON            |   |                          1,842,990
      WITH             ---------------------------------------------------------
                       | 8 | SHARED DISPOSITIVE POWER
                       |   |                             -0-
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|   9  |   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
|      |
|      |         1,842,990
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|  10  |   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
|      |   (See Instructions)
|      |
|      |   Not Applicable                                                   [ ]
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|  11  |   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
|      |
|      |   24.7%*
--------------------------------------------------------------------------------
|  12  |   TYPE OF REPORTING PERSON (See Instructions)
|      |
|      |   IN
--------------------------------------------------------------------------------

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

ITEM 1(a)   NAME OF ISSUER:  Play By Play Toys & Novelties, Inc.


ITEM 1(b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
            4400 Tejasco
            San Antonio, Texas  78218

ITEM 2(a)   NAME OF PERSON FILING:  Arturo G. Torres


ITEM 2(b)   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            4400 Tejasco
            San Antonio, Texas  78218

ITEM 2 (c)  CITIZENSHIP:  U.S.A.


ITEM 2(d)   TITLE OF CLASS OF SECURITIES:  Common Stock


ITEM 2(e)   CUSIP NUMBER:  72811K 10 3


ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON IS FILING IS a:

            Not applicable

ITEM 4      OWNERSHIP.

     (a) Amount Beneficially Owned: 1,842,990

     (b) Percent of Class: 24.7%*

     (b) Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote: 1,842,990

          (ii) shares power to vote or to direct the vote: -0-

          (iii) sole power to dispose or to direct the disposition of: 1,842,990

          (iv) shares power to dispose or to direct the disposition of: -0-


ITEM 5      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            Not applicable

ITEM 6      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Not applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

            Not applicable

ITEM 8      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            Not applicable

ITEM 9      NOTICE OF DISSOLUTION OF GROUP.

            Not applicable

ITEM 10     CERTIFICATION

            Not applicable

-----------------------------------------

* Based on the total number of shares of Common Stock outstanding on December 15, 2000 (the date of the Issuer's most recent Form 10-Q filed with the Securities and Exchange Commission).


SIGNATURE


FEBRUARY 5, 2001
--------------------
Date



/S/ ARTURO G. TORRES
--------------------
Signature



Arturo G. Torres
--------------------
Name/Title

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